Exhibit 10.1

ACCOUNT PURCHASE AGREEMENT and GUARANTY

1.	Parties: The parties to this Agreement are as follows:

a. Crown Financial, LLC (“Crown”);
b. STW Water Process & Technologies, LLC (“STW”); and
c. STW Resources Holding Corp. and Stanley Weiner, individually (collectively, “Guarantor”).

The parties agree as set forth below:

2.	Definitions: the following terms are defined for purposes of this Agreement:

a. “Accepted Contract” has the meaning set forth in Section 3(b).
b. “Accounts” has the meaning set forth in Section 4(a).
c. “Contracting Entity” has the meaning set forth in Section 3(a).
d. “Crown Advances” has the meaning set forth in Section 5(a).
e. “Factoring Advance: has the meaning set forth in Section 5(c).
f. “Fees” means the fees and charges Crown is entitled to take under Section 6 along with the Gross Contract Fee set forth in Section 5. .
g. “Nominated Contract” means contracts nominated by STW to Crown pursuant to Section 3(a).
h. “Repurchase Obligation” has the meaning set forth in Section 7(b).

3.	Water Contract Nomination and Acceptance

a. STW shall nominate contracts for the installation of reverse osmosis concentrators or desalination equipment with cities, water districts or other governmental entities (“Contracting Entity”) for Crown’s consideration under the terms of this Agreement. In nominating a contract, STW shall provide Crown with the following:
i. The fully executed contract between STW and the Contracting Entity;
ii. Any correspondence, emails or other documents reflecting any understanding or agreements between STW and the Contracting Entity that are not expressly set forth in the Nominated Contract;
iii. Documentation of all necessary approvals and authorizations for the Contracting Entity to have entered into the Nominated Contract;
iv. In the form of Exhibit A, an estimate of costs required to fulfill the requirements of the Nominated Contract, the timing of those costs, the amounts to be invoiced pursuant to the Nominated Contracts by STW and the anticipated timing of invoicing and payments of the invoices.
b. Within five business days of receiving from STW the information required above with respect to a Nominated Contract, Crown will decide in its sole discretion whether to accept the Nominated Contract and notify STW of its decision.  A Nominated Contract accepted by Crown shall be referred to as an “Accepted Contract.”
c.  Before accepting any Nominated Contract, Crown shall have the right to conduct such investigation as Crown deems appropriate.  Any investigation or other information obtained by Crown is for the sole benefit of Crown.  STW acknowledges that Crown is relying on STW’s representations and warranties notwithstanding any investigation it may conduct.
d. Crown is not obligated to accept any Nominated Contract, but Accepted Contracts shall be governed by this Agreement.  Crown may condition its acceptance of Nominated Contracts on changes in the Fees charged by Crown as set forth in Section 6.   STW may indicate its consent to changes in the Fees in writing, orally, electronically or by causing or allowing Crown to advance or pay any portion of the cost of the Nominated Contract.

4.	Account Purchase:
a. “Accounts” means the accounts receivable arising out of any Accepted Contract.
b. STW sells and transfers the Accounts to Crown.

5.	Crown Advances and Factoring:
a. Provided that: (i) STW is not in default under this Agreement or any other Agreement with Crown; (ii) the representations made by STW pursuant to this Agreement were true when made and remain true; and (iii) no material deviations from the amounts or timing set forth in the Exhibit A associated with the Accepted Contract have occurred and none are reasonably expected, Crown shall make advances (“Crown Advances”) as set forth in that Exhibit A to purchase materials and to pay subcontractors to perform Accepted Contracts. Crown Advances shall be made direct to subcontractors and material suppliers.
b. As STW invoices the Contracting Entity with respect to an Accepted Contract, Crown shall factor the invoice, provided all the following conditions are met:
i. The Contracting Entity being invoiced signs a letter agreement with Crown providing that the invoice is in line for payment and not subject to offsets, reductions or defenses of any kind;
ii. The Contracting Entity being invoiced agrees to make payment to an account or address designated by Crown;
iii. The representations and warranties made by STW pursuant to this Agreement were true when made and remain true;  and
iv. STW has performed all of its obligations pursuant to this Agreement.
c. The amount that Crown shall pay to STW as the “Factoring Advance” with respect to each invoice shall be 80 per cent of the face amount of the invoice, less the amount of Crown Advances associated with the Accepted Contract. Further,  Crown shall be entitled to deduct from the amount paid to STW in connection with factoring invoices a “Gross Contract Fee” equal to 4 percent of the total amount to be billed by STW pursuant to the Nominated Contract. This shall not reduce the amount of the Factoring Advance. Crown may only collect this Gross Contract Fee one time with respect to any Accepted Contract.
d. When there are outstanding Crown Advances at the time that Crown factors an invoice, the amount of the Crown Advances shall be reduced by the amount of the invoice, less the Gross Contract Fee if applicable.

6.	Collection of Accounts and Fees

a. Crown shall have the exclusive right to collect proceeds from any Accepted Contract. STW shall not collect any proceeds from any Accepted Contract.
b. Upon receipt of proceeds from an invoice of an Accepted Contract, Crown shall distribute such proceeds in the following order:
i.	First, to itself to repay any outstanding Crown Advances.
ii.	Second, to itself to repay 80 percent of the face amount of the invoice.
iii.	Third, to repay to itself any amounts due to Crown under this Agreement or any other agreement with STW.
iv.	Third, to pay itself a fee that would produce a return on investment equal to 0.1644 percent per day with respect to the Crown Advances.
v.	Fourth, to pay itself a fee equal to .09863 percent per day applied to the amount of the invoice from the date of invoice until the date of collection.
vi.	Sixth, to pay STW any additional proceeds with respect to the Accepted Contract.
c. Exhibit A attached illustrates the amount of Fees to be charged based on the amounts and dates set forth.

7.	Recourse Nature of Sale and Repurchase Obligation:
a. Crown may, in its sole discretion, require STW to re-purchase from it any Account relating to an Accepted Contract under the following conditions:
i.	STW has breached any of its representations or warranties;
ii.	STW has breached its covenants; or
iii.	STW as determined by Crown has not met the schedule for sending invoices under the Accepted Contract;
iv.	Any invoice under the Accepted Contract has not been fully paid within 95 days of its date. An Account that Crown requires STW to repurchase shall be referred to as a “Repurchase Account.”

b. STW shall be obligated to pay Crown for repurchase of an Repurchase Account an amount (the “Repurchase Obligation”) equal to the outstanding Crown Advances plus all Factoring Advances plus interest at the maximum lawful interest rate per annum from the date of each portion of the Crown Advances and any Factoring Advances, less the amounts of any payments received by Crown on the Repurchase Account.
c. With respect to a Repurchase Account, Crown may concurrently seek to recover both the Repurchase Obligation from the STW and the Account itself from the Contracting Entity, provided that Crown shall rebate to STW an amount equal to:
i. the total amount actually collected by Crown from STW less attorneys fees and expenses incurred by Crown in collecting from STW, plus
ii. the total amount actually collected by Crown from the Contracting Entity less attorneys fees and expenses incurred by Crown in collecting from Contracting Entity, minus
iii. the outstanding Crown Advances plus 80 percent of the factored invoice amounts.
d. Crown may determine in its sole discretion to collect concurrently from STW and the Contracting Entity in separate actions.

8.	Security Agreement for Repurchase Obligation.

a. To secure all of its repurchase obligations under this Agreement and any amounts owed to Crown under any other agreement, STW grants to Crown a security interest in all of its accounts and any amounts due to it under this Agreement.  In this context, “accounts” has the meaning set forth in the Uniform Commercial Code and is not limited to “Accounts” as defined in this Agreement.
b. Contemporaneous with the execution of this Agreement, STW may further enter into a separate, more formal security agreement (“Security Agreement”) with Crown, in which STW grants to Crown a first Lien and security interest in various collateral.
c. A default by STW under this Agreement shall be a default under any Security Agreement with Crown.

9.
Right to Settle Accounts.   After consulting with STW, Crown may, in its good faith discretion, settle or compromise any Accounts.  Crown may exercise this discretion based on any reason including, without limitation, invoicing error, dissatisfaction with the goods and/or services rendered by STW or the inability or difficulty of the Contracting Entity to pay the full amount of the Account.  Crown shall not be required to obtain the consent of STW before settling or compromising any Accounts.

10.
Representations and Warranties of STW:  As an inducement for Crown to enter into this Agreement, and with knowledge that the truth and accuracy of such representations and warranties are being relied upon by Crown (notwithstanding any investigation by Crown), STW represents and warrants to Crown that:

a. STW has conducted a reasonable and prudent investigation of any Nominated Contract and as a result of such investigation it has reasonably and in good faith estimated and communicated to Crown the amount on Crown Advances that will be required for it to perform all of its obligations under the Nominated Contract;

b. The materials provided by STW to Crown in nominating a contract, including those items set forth in Section 3(a), are complete and accurate in all material respects, and any estimates of costs, the timings of costs, invoice amounts, the timing of invoicing, payments, and the timing of payments were made in good faith by STW based on its best efforts to complete and accurate.
c. STW has the full power and authority to enter into this Agreement with Crown.
d. STW was duly organized or incorporated pursuant to the laws of the state indicated in the signature block of this agreement with the stated organization number.

11.	Covenants of STW: STW hereby covenants and agrees with Crown as follows:

a. STW shall perform all of its obligations under an Accepted Contract.
b. In invoicing any Contracting Entity on an Accepted Contract, STW shall instruct the Contracting Entity to pay to a lockbox account under Crown’s control and as designated by Crown. This shall apply to Accepted Contracts whether or Crown has required repurchase of the associated account pursuant to the terms of this agreement.
c. STW shall copy Crown on all invoices and associated documentation sent to any Contracting Entity.
d. If STW receives payment for performance on any Accepted Contract, STW shall immediately notify Crown and shall hold all checks and other payments in trust for Crown and deliver to Crown such checks and other payments within two business days of receipt.
e. STW shall provide to Crown semi-monthly progress reports with respect to each Accepted Contract reflecting the status of performance in terms of work done and work remaining to be done, including a description of that work, the cost to perform that work and the amount to be invoiced upon completion of each portion of the work.  These progress reports shall be due on the 15th day of each month and the last day of each month until Crown is fully paid under this Agreement;
f. STW shall deliver to Crown upon request such resolutions or certificates as Crown may reasonably request from time to time to evidence STW’s power and authority to act under this Agreement.
g. STW shall not change its corporate structure, existence or name without the prior written consent of Crown, which consent shall not be unreasonably withheld.
h. STW shall promptly notify Crown of any change of address of STW.
i. STW shall not sell, transfer, pledge, encumber or grant a security interest in any of its accounts other than to Crown.
j. STW shall promptly notify Crown of any complaint from or disagreement or dispute with the Contracting Entity on any Accepted Contract within three business days after STW learns of such complaint, disagreement or dispute.    Such notification shall include providing and updating Crown with any correspondence, emails or other documents setting out such complaints, disagreements or disputes and any responses of STW.

12.
Remedies.  In the event of a breach by STW of any of its representations, warranties and covenants set forth in this Agreement, or in the event STW otherwise defaults on its obligations under this Agreement, Crown may exercise any one or more of the following remedies, to the maximum extent allowed by law:

a. Enforce Crown’s rights and remedies under the Security Agreement.
b. If same can be accomplished peaceably, enter STW’s business premises and take possession of all books and records relating to any Accepted Contract.
c. Exercise any other rights or remedies available pursuant to this Agreement, at law or in equity.

13.
Termination.  This Agreement shall continue in full force and effect until terminated by either party upon 30 days written notice to the other.  No termination shall relieve either party of any rights or obligations accrued as of the date of termination.

14.	Attorney- in- Fact. STW hereby irrevocably appoints Crown, or any person designated by Crown, its true and lawful special attorney-in-fact and agent, with power to do the following:

a. Receive, open and dispose of all mail addressed to STW.
b. Endorse the name of STW on any notes, acceptances, checks, drafts, money orders or other remittances for payment of the Accounts.
c. Endorse the name of STW on any invoice, freight, or express bill or bill of lading, storage receipt, warehouse receipt or other instrument or document in respect to any Account.
d. Sign the name of STW to drafts against STW, assignments or verifications of Accounts and notices to Customer.
e. Send notices and file liens against third parties to the same extent that STW could do so.
f. Do all other acts and things necessary to carry out the intent of this Agreement.

15.	Guaranty

a. STW Resources Holding Corp. and Stanley Weiner, individually (collectively, “Guarantor”) guaranty to Crown that:
i. STW shall perform all of its obligations under this Agreement and other any other agreements, oral or written with Crown;
ii. Each representation and warranty made by STW in connection with this Agreement is accurate, complete and not misleading in any way.
b. This guaranty is absolute, irrevocable, unconditional, and continuing. Crown need not join any other party, including STW, in connection with any action on this guaranty. Guarantor, waives all notice in connection with this guaranty including notice of acceptance, default by STW, release or substitution of collateral and every other notice of any kind. Guarantor’s obligations shall not be released by
i. Any renewal, extension, or modification of the matters guaranteed;
ii. The insolvency or liquidation of STW;
iii. The failure by Crown to obtain, perfect or preserve any security interest or lien;
iv. The release or substitution of any collateral; or
v. The failure of Crown to exercise diligence, commercial reasonableness, or reasonable care with respect to any collateral.
c. If Guarantor is comprised of more than one entity, the liability of each entity included in Guarantor shall be joint and several.

16.	Nature of Transaction: Account Purchase Agreement

a. This is an account purchase agreement pursuant to the Texas Finance Code.
b. Crown and STW do not intend by this agreement or otherwise create any partnership or joint venture between Crown and STW or between Crown and any owner, officer, employee or agent of STW.
c. STW is not an agent of Crown pursuant to the terms of this Agreement or otherwise.  STW is not empowered to commit Crown to pay any amounts or otherwise.
d. Crown is not taking title to any goods included in any Nominated Contract or Accepted Contract pursuant to the terms of this Agreement or otherwise.  Crown assumes no obligations or liabilities with respect to any Accepted Contract pursuant to the terms of this Agreement or otherwise.  STW is solely responsible for complying with any environmental or other regulations associated with any Accepted Contract.
e. Crown does not, by this Agreement or otherwise, assume any obligation of STW under any Accounts or any contracts.

17. Miscellaneous:

a. Financing Statement: STW authorizes Crown to file a financing statement to record this transaction.
b. Governing Law.  The substantive law, without regard to choice of law rules, of the State of Texas shall govern the interpretation and enforcement of this Agreement and the documents executed pursuant to it.
c. Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but one Agreement.
d. Electronic Means: The Parties agree to conduct this transaction by electronic means pursuant to the provisions of Uniform Electronic Transactions Act.
e. Entire Agreement.  This Agreement, any attached Exhibits and the documents executed pursuant to this Agreement or contemporaneously with this Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and are the final, complete and exclusive expression of the terms and conditions of that agreement.  All prior or contemporaneous agreements and understandings of the parties, oral or written, express or implied, are hereby superseded and merged into this Agreement.  Except as expressly set forth or incorporated in this Agreement, all prior or contemporaneous representations of the parties, oral or written, express or implied, are hereby superseded and merged into this Agreement.
f. Modification.  No amendment or addition to, or modification of any provision contained in this Agreement shall be effective unless fully set forth in writing signed by all of the parties.
g. Additional Documents.  Each of the parties hereto agrees on behalf of itself and its permitted successors and assigns, that it will, without further consideration, execute, acknowledge and deliver such other documents and instruments and take such other actions as may be necessary or convenient to carry out the purposes of this Agreement.
h. Successors and Assigns.  Crown may assign it rights and obligations under this Agreement without the consent of STW.  No assignment by STW of its rights or obligations under this Agreement shall be effective without the express written consent of Crown.
i. Due Authority. Each Signatory for each respective party hereunder hereby represents and warrants that he, acting with any other signatory for such party, has all the authority necessary to execute this Agreement on behalf of such party.
j. Waivers. All waivers under this Agreement shall be in writing.  No waiver by either party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.
k. Severability.  If any provision of this Agreement shall be unenforceable or inoperable as a matter of law, the remaining provisions of this Agreement shall remain in full force and effect.
l. Time of Essence.  Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.  There shall be no grace period in connection with this Agreement.
m. Representation by Counsel.  Each of the parties hereto has had adequate opportunity to obtain representation by legal counsel in connection with the transactions contemplated by this Agreement and to the extent so desired each party has consulted with such counsel. Don Fogel has represented only Crown in connection with this Agreement.
n. Survival of Agreements and Representations.  The respective indemnities, agreements, representations, warranties and other statements of STW as set forth in this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of Crown.

18.
Waiver of Jury Trial.  The parties unconditionally waive their right to a jury trial of any and all claims or causes of action arising from or relating to their relationship. The parties acknowledge that a right to a jury is a constitutional right, that they have had an opportunity to consult with independent counsel, and that this jury waive has been entered into knowingly and voluntarily. This agreement may be filed as a written consent to a trial by the court.

DATE:     April ___, 2015.

CROWN FINANCIAL, LLC  ("CROWN")

By: ______________________________
Name:  Chad Tribe
Title:    Manager

STW Water Process & Technologies, LLC (“STW”)
an organization organized under the laws of TEXAS, File No. 801972949

By: _______________________________
Name:  D. Grant Seabolt, Jr.
Title:    _______________________

Guarantor:
STW Resources Holding Corp.

By: _______________________________
Name:  ______________________
Title:    _______________________

Guarantor:
Stanley Weiner

__________________________
Stanley Weiner, individually

Macintosh HD:Users:fogeldon:Dropbox:Crown re STW:drafts:STW Account Purchase Agreement.doc